Exhibit 5.1

April 21, 2022

QualTek Services inc.

475 Sentry Parkway E, Suite 200

Blue Bell, PA 19422

Ladies and Gentlemen:

We are counsel to QualTek Services Inc., a Delaware corporation (the “Company”), and we have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), covering the offering of up to 8,667,753 shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share (“Common Stock”), consisting of (i) 7,472,201 shares of Common Stock reserved for future issuance under the Company’s 2022 Long Term Incentive Plan (the “2022 Plan”), and (ii) 1,195,552 shares of Common Stock issuable pursuant to the Company’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”, and, together with the 2022 Plan, the “Plans”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms under the Plans.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined and relied on (i) a signed copy of the Registration Statement, (ii) the Plans, (iii) the Second Amended and Restated Certificate of Incorporation of the Company, and the Amended and Restated Bylaws of the Company, each as currently in effect, (iv) the Company’s stock ledger, and (v) the corporate actions of the Company that provide for the issuance of the Shares, and we have made such other investigation of law as we have deemed appropriate. We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the accuracy and completeness of each document furnished to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of all such originals, the legal competence of all signatories to such documents, and the genuineness of all signatures. In rendering our opinion below, we also have assumed that (a) the Company will have sufficient authorized and unissued or treasury shares of Common Stock at the time of issuance of the Shares, (b) all Shares will be evidenced by certificates or the Company’s Board of Directors will have adopted a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance, (c) the issuance of the Shares will be duly noted in the Company’s stock ledger upon issuance, (d) the Company will receive consideration for each of the Shares at least equal to the par value of such share of Common Stock and in the amount required by the Plans, the Authorizing Resolutions (as defined below), the Award and the Award Agreement, as applicable; (e) the Company’s Board of Directors or the Committee will duly authorize each Award and Award Agreement pursuant to which a Share is issuable under the Plan in accordance with the applicable Plan and the DGCL prior to the issuance of such Share (the “Authorizing Resolutions”); and (f) each Award pursuant to which a Share is issuable will be evidenced by a written Award Agreement which has been duly authorized by the Company’s Board of Directors or the Committee in accordance with the applicable Plan and the DGCL. We have not verified any of those assumptions.

K&L Gates LLP

SOUTHEAST Financial Center 200 south biscayne blvd., suite 3900 miami fl 33131

T +1 305 539 3300 F +1 305 358 7095 klgates.com

K&L Gates LLP

April 21, 2022

Our opinion is limited to the DGCL. The opinion below is rendered as of the date of this letter. We assume no obligation to update or supplement such opinion in order to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that the Shares have been duly and validly authorized and that the Shares, when issued in accordance with the terms of the Plans, the applicable Award Agreement and the Authorizing Resolutions, will be validly issued, fully paid and nonassessable.

Our opinion is subject to the effects of general principles of equity, whether considered in a proceeding at law or equity.

We are furnishing this opinion letter to you solely in connection with the Registration Statement.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 6.01(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm wherever appearing in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP